Exhibit 2.25

State of Delaware
Secretary of State
Division of Corporations
Delivered 4:52 PM 09/10/2010
FILED 4:38 PM 09/10/2010
SRV 100899661 - 3318552 FILE

STATE OF DELAWARE CERTIFICATE OF

AMENDMENT OF CERTIFICATE OF

INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Metatron, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended IV by changing the Article thereof numbered “IV” so that, as amended, said Article shall be and read as follows: See attached

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed this 10th day of September, 2010.

/s/ Joe Riehl

Authorized Officer Title: Chief Executive Officer

Name: Ralph Joseph Riehl

Print or Type

1

Article IV:

The total number of shares of common stock the Corporation shall have authority to issue is 600,000,000 shares, par value $0.001 per share, and the total number of shares of Preferred Stock the Corporation shall have authority to issue is 5,000,000 shares, par value $0.001 per share. The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series. The Board of Directors of the Corporation is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series.